Exhibit 99.4

FOR IMMEDIATE RELEASE

           DOBSON COMMUNICATIONS CONSIDERING PUBLIC OFFERING OF SHARES

OKLAHOMA CITY, Sept. 8, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that, subject to market conditions and other considerations, it is considering a possible public offering of shares of its Class A common stock that would result in gross proceeds to Dobson Communications of up to $150 million. Any net proceeds would be used to reduce debt and preferred stock obligations, and for general corporate purposes.

This release and the information contained herein does not constitute an offer to sell or the solicitation of an offer to purchase any shares of Class A common stock or other securities of Dobson Communications Corporation, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.